Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Rosemary Trudeau

Vice President, Finance

Perry Ellis International

(305) 592-2830

PERRY ELLIS COMPLETES ACQUISITION OF SALANT CORPORATION

MIAMI—June 19, 2003 – Perry Ellis International, Inc. (Nasdaq-NMS: “PERY”) today announced that it has completed its acquisition of Salant Corporation. In the merger, each outstanding share of Salant common stock was converted into $9.3691 in total value, comprised of $5.3538 in cash and 0.2056 of a share of Perry Ellis’ common stock. Perry Ellis issued approximately 1,835,000 new shares to the former shareholders of Salant.

Salant Corporation designs, produces, imports and markets to retailers brand name and private-label menswear apparel products. Salant sells its products to department stores, specialty stores, major discounters and national chains. It operates 39 retail outlet stores in various parts of the United States. In fiscal 2002, Salant’s ongoing wholesale business was primarily comprised of Perry Ellis men’s products such as dress shirts, slacks, leather belts, and sportswear under the Perry Ellis® and Portfolio by Perry Ellis trademarks. Salant also markets products under its Tricots St. Raphael® and Axis® trademarks, has a license to sell men’s sportswear under the Ocean Pacific brand, and also markets private-label products.

George Feldenkreis, Chairman and CEO of Perry Ellis International, said, “This merger of Perry Ellis and Salant creates one of the largest men’s sportswear companies in the world. With the addition of Axis®, Tricots St. Raphael®, and the Ocean Pacific license, our company now controls a portfolio of 25 brands with a diversified product management of the offerings. We present a portfolio that spans the spectrum of retail distribution.”

Mr. Feldenkreis continued: “We have accomplished our goal of consolidating the Perry Ellis brand, one of the great names in fashion. We believe that this acquisition will boost our earnings and make our common stock a more attractive investment to a wider shareholder base. It will also provide us with the infrastructure to reach new levels of capacity and future growth. We are particularly excited by the depth and quality of the organization at Salant and are looking forward to the synergies we will create by working together. We now look forward to successfully integrating our respective organizations and creating a more formidable, combined enterprise.”

Timothy Page, Chief Financial Officer of Perry Ellis International, said, “This transaction is very compelling from a financial perspective. We expect it to add solid revenue and earnings growth, strengthen our balance sheet and increase the public float of our stock resulting in greater liquidity for our shareholders. The acquisition will be accretive from an earnings perspective, before the impact of any cost savings or post-integration operational synergies. On an annualized basis, revenues are projected to be in the $600 million range, and earnings per share are expected to increase approximately $0.25 to $0.30 per fully diluted, post merger share. We confirm our guidance of $2.60 per share for this fiscal year. Furthermore, we believe we have the opportunity to unlock significant cost savings and operating synergies which should further benefit our results in the next few years.”

Oscar Feldenkreis, President and COO of Perry Ellis International concluded, “The addition of Axis and Tricots St. Raphael reinforces our brand acquisition strategy. We believe very strongly that the key to survival in today’s challenging retail environment is brand recognition. Major retailers and consumers are demanding well-known brands they can trust like Perry Ellis®, Jantzen®, Munsingwear®, John Henry®, Grand Slam®, Natural Issue®, and Cubavera®. We are transforming into a company driven by brand marketing, and we now own additional brands that are important to the consumer.”

About Perry Ellis International

Perry Ellis International markets products in over 40 different categories under the Perry Ellis®, Perry Ellis Portfolio® and Perry Ellis America® trademarks. Perry Ellis products are available in the United States and in more than 26 countries with worldwide retail sales of over $1.5 billion. Supreme International, a division of Perry Ellis, markets and distributes products, both domestically and internationally bearing the trademarks it owns including Munsingwear®, John Henry®, Manhattan®, and Cubavera®, and trademarks for which it has a license, including the PING® Collection and NAUTICA® trademarks. Jantzen, a division of Perry Ellis, markets and distributes products bearing the trademarks it owns including the Jantzen® and Southpoint® and trademarks for which it has a license, including the Nike® and Tommy Hilfiger® trademarks. Salant corporation, a division of Perry Ellis, markets and distributes products bearing the trademarks it owns, including Axis® and Tricots St. Raphael®, and trademarks for which it has a license, including Ocean Pacific. Additional information on PEI is available at www.perryelliscorporate.com.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of Perry Ellis could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic conditions, the effectiveness of Perry Ellis’ planned advertising, marketing and promotional campaigns, the ability of Perry Ellis to contain costs, Perry Ellis’ future capital needs, changes in fashion trends, risks relating to the retail industry, use of contract manufacturing and foreign sourcing, import restrictions, competition, seasonality, the level of consumer spending for apparel and other merchandise, exposure to foreign currency risk, possible disruption in commercial activities due to terrorist activity and armed conflict and other factors, including those set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Perry Ellis’ filings with the SEC. Any forward-looking statements speak only as of the day hereof and Perry Ellis disclaims any intent or obligation to update the same.